AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, dated as of December 21, 2001, is between Wild Oats Markets, Inc., a Delaware corporation (the "Company") and Bruce Bowman ("Executive").

RECITALS

A. Executive and the Company entered into an Employment Agreement dated May 21, 2001, pursuant to which Executive was hired by the Company (the "Agreement").

B. The Company and Executive have determined that an insufficient period of time has passed within which to evaluate Executive's performance for purposes of determining whether Executive has earned a bonus pursuant to Section 3(c) of the Agreement.

C. The parties desire to amend the Agreement as provided below to allow for a greater review prior to payment of any bonuses to Executive.

AGREEMENT

In consideration of the recitals set forth above, the parties agree as follows:

1. Amendment of Section 3(c) of the Agreement. Section 3(c) of the Agreement is hereby deleted and the following substituted therefor:

    For performance for the first year of employment, if the Executive meets or exceeds (in the reasonable determination of the CEO) performance targets established by the CEO, the Executive shall be entitled to receive a minimum bonus of $50,000, payable on or before May 1, 2002.

2. No Further Amendment. Except as set forth herein, the Agreement shall remain in full force and effect.

Executed as of the date set forth above.

WILD OATS MARKETS, INC.                    THE EXECUTIVE

By:  /s/  Freya Brier                                         /s/ Bruce Bowman
        V.P., Legal